Exhibit 99.1

FOR IMMEDIATE RELEASE
Thursday, October 10, 2013
7:30 A. M. CDT

A. H. Belo Corporation to Sell Riverside Newspaper Operation
to Freedom Communications Holdings, Inc.

DALLAS, TX and SANTA ANA, CA - A. H. Belo Corporation (NYSE: AHC) and Freedom Communications Holdings, Inc. jointly announced today they have entered into a definitive asset purchase agreement under which Freedom Communications Holdings, Inc. will acquire substantially all of the assets which comprise the newspaper operations of The Press-Enterprise located in Riverside, CA (including the production facility and related land) for $27.25 million. The transaction is expected to close in mid-October subject to customary closing conditions. Upon closing, A. H. Belo will continue to own and market for sale the land and buildings associated with a discontinued commercial printing operation in Riverside, CA. The Press-Enterprise will maintain its primary business offices in Riverside.
Jim Moroney, chairman, president and Chief Executive Officer of A. H. Belo, said, “We are pleased to have found a partner in Freedom Communications to purchase The Press-Enterprise assets who we know will continue to support journalism as we have in the critical Inland Southern California region. We thank our colleagues in Riverside for their hard work and support as we have been privileged to own and operate The Press-Enterprise for the past sixteen years. The proceeds received in this transaction will provide funds for A. H. Belo to continue to diversify its revenue streams and increase shareholder returns in the future.”
Aaron Kushner, co-owner and Chief Executive Officer of Freedom Communications, said, “The Press-Enterprise is a Pulitzer Prize-winning institution with a rich history in serving and connecting the community. We are most appreciative of the stewardship provided to this important institution by A. H. Belo and we look forward to continuing to build upon that foundation and expand the ways The Press-Enterprise helps its subscribers, advertisers and community grow and thrive.”

About A. H. Belo Corporation

 A. H. Belo Corporation (NYSE: AHC), headquartered in Dallas, Texas, is a distinguished newspaper publishing and local news and information company that owns and operates four daily newspapers and related websites. A. H. Belo publishes The Dallas Morning News, Texas' leading newspaper and winner of nine Pulitzer Prizes; The Providence Journal, the oldest continuously-published daily newspaper in the United States and winner of four Pulitzer Prizes; The Press-Enterprise (Riverside,

CA), serving the Inland Southern California region and winner of one Pulitzer Prize; and the Denton Record-Chronicle. The Company publishes various niche publications targeting specific audiences, and its investments include Classified Ventures, owner of Cars.com, and Wanderful Media, owner of Find&Save.  A. H. Belo offers digital marketing solutions through 508 Digital and Speakeasy and also owns and operates commercial printing, distribution and direct mail service businesses. Additional information is available at www.ahbelo.com or by contacting Alison K. Engel, Senior Vice President/Chief Financial Officer, at 214-977-2248.

About Freedom Communications Holdings, Inc.

Freedom Communications, headquartered in Santa Ana, Calif., is a privately-owned company that publishes four daily newspapers - Daily Press in Victorville, Calif., Desert Dispatch in Barstow, Calif., the Long Beach Register in Long Beach, Calif. and the Orange County Register in Santa Ana, Calif. Freedom also publishes more than 30 community newspapers that serve specific cities, audiences and geographic areas, including Spanish-language Excelsior. Freedom publishes highly designed glossy magazines and operates a custom publishing unit. The company's portfolio also includes news and entertainment websites and mobile applications. For more information, visit freedom.com or contact Eric Morgan at 714-796-2460 or emorgan@freedom.com.

Statements in this communication concerning A. H. Belo Corporation's (the “Company's”) business outlook or future economic performance, anticipated profitability, revenues, expenses, dividends, capital expenditures, investments, impairments, business initiatives, pension plan contributions and obligations, real estate sales, future financings, and other financial and non-financial items that are not historical facts, are “forward-looking statements” as the term is defined under applicable federal securities laws. Forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those statements.

Such risks, uncertainties and factors include, but are not limited to, changes in capital market conditions and prospects, and other factors such as changes in advertising demand and newsprint prices; newspaper circulation trends and other circulation matters, including changes in readership methods, patterns and demography; and audits and related actions by the Alliance for Audited Media; challenges implementing increased subscription pricing and new pricing structures; challenges in achieving expense reduction goals in a timely manner, and the resulting potential effects on operations; technological changes; development of Internet commerce; industry cycles; changes in pricing or other actions by existing and new competitors and suppliers; consumer acceptance of new products and business initiatives; labor relations; regulatory, tax and legal changes; adoption of new accounting standards or changes in existing accounting standards by the Financial Accounting Standards Board or other accounting standard-setting bodies or authorities; the effects of Company acquisitions, dispositions, co-owned ventures, and investments; pension plan matters; general economic conditions and changes in interest rates; significant armed conflict; acts of terrorism; and other factors beyond our control, as well as other risks described in the Company's Annual Report on Form 10-K, and in the Company's other public disclosures and filings with the Securities and Exchange Commission.